                                  EXHIBIT 99.2
                                       T0
                              CURRENT REPORT ON
                                   FORM 8-K
                                       OF
                              MEDAPHIS CORPORATION

[MEDAPHIS LOGO]

                                    INVESTOR CONTACT:    CARYN DICKERSON
                                                         (770) 444-5348

                                    MEDIA CONTACTS:      MICHAEL SITRICK
                                                         DONNA WALTERS
                                                         (800) 288-8809
                                                         (770) 444-5707

   MEDAPHIS TO RESTATE FY '94-'96, HALF OF '97; TAKES THIRD-QUARTER CHARGES; CREDIT FACILITY EXTENDED TO JUNE 30, 1998; FORMER AUDITOR WITHDRAWS OPINIONS;
    COMPANY REPORTS 9% POSITIVE SWING IN THIRD QUARTER EBITDA BEFORE CHARGES


     ATLANTA, GEORGIA - (NOVEMBER 19, 1997) - Medaphis Corporation (NASDAQ:
MEDA) said today that, as a result of an ongoing review by management and its independent accountants, it is restating its financial statements for fiscal years 1994, 1995, 1996 and the first six months of fiscal year 1997. Medaphis had disclosed the restatement possibility in October 1997.

     The Company also stated that, due in part to a previously announced class-action litigation settlement, it has taken $84.9 million in pre-tax charges against earnings in the third quarter 1997, but its core businesses were continuing to show improvement, as evidenced by a 9% improvement in earnings before interest, taxes, depreciation and amortization (EBITDA) to $9.9 million in this year's third quarter from $9.1 million in last year's third quarter, before restructuring and other unusual charges. After charges, the Company reported a loss in EBITDA of $8.7 million in the third quarter of this year, versus a loss in EBITDA of $13.7 million in the third quarter last year.

     Including pre-tax charges against earnings of $84.9 million in the third quarter of this year, the Company reported a net loss of $80.0 million, compared with a restated net loss in last year's third quarter of $32.0 million. Revenue declined in the third quarter of this year to $124.6 million from $132.1 million in the same period of last year. Last year's third quarter revenues included $7.8 million from the Company's Health Care Recoveries, Inc. (HRI) unit which was sold in May of this year.

     The Company said that restatements for the prior years and periods are due to revenue recognition issues in 1994, 1995, 1996 and the first half of 1997 at the Company's Health Data Sciences subsidiary, which was merged with the Company in a June, 1996, transaction that was accounted for as a "pooling of interests." The restatements result in a reduction of pre-tax earnings of $8.7 million in 1994 and increased pre-tax losses of $1.7 million in 1995 and $11.6 million in 1996. The restatement results in an increase in pre-tax earnings of $2.2 million for the first half of 1997. Medaphis said that the restatements also result in a cumulative reduction in assets of $20.5 million.

     The $84.9 million in pre-tax charges in the third quarter of 1997 consisted of (i) $52.5 million charge for the settlement of class-action litigation announced on August 14, 1997; (ii) $13.8 million in restructuring and other charges principally for severance and other costs related to the previously announced combination of Medaphis' HIT and BSG units and the write-down of certain of the Company's fixed assets; and (iii) $18.6 million in other unusual items.

     Medaphis said that, subsequent to its decision to restate, its former auditor, Deloitte & Touche, has advised the Company that it intends to withdraw its opinions for fiscal years 1996 and prior. Price Waterhouse was named the Company's independent auditors in July 1997. Medaphis said that Price Waterhouse was engaged today to audit fiscal years 1995 and 1996. Price Waterhouse said it expects to complete the audit by the end of this year.

     The Company also announced it has obtained an agreement from the lenders under its existing bank and lease finance facilities that (i) extends its existing financing agreements through June 30, 1998; (ii) provides for continued borrowings after the restatement; (iii) waives the mandatory reduction on January 31, 1998 of the lenders' commitments to $150 million: (iv) establishes certain monthly and quarterly financial covenants to be applicable during the first two quarters of the Company's 1998 fiscal year; and (v) requires a minimum EBITDA level for the

1997 fiscal year. Last month, the Company announced that it had received an extension from its lenders through January 31, 1998. Medaphis' existing bank facility has approximately $168 million in commitments, of which approximately $154 million is currently utilized. The facility is secured by substantially all of the Company's assets.

     Medaphis said that during the remainder of 1997 and, if necessary, the first quarter of 1998, the Company expects to continue to explore a refinancing of its bank credit facilities to enhance its credit, liquidity and financial flexibility and to enable the Company under its current financial forecast to meet its committed and other capital needs and scheduled debt repayments throughout 1998 and later years. In that connection, the Company also intends to explore other alternatives, including the possible divestiture of additional assets and the sale of debt or equity securities. As previously announced, the refinancing efforts include, but are not necessarily limited to: (i) discussions with its existing lending syndicate for a longer-term committed facility and increased liquidity; and (ii) a refinancing package, the components of which are a $100 million senior bank financing facility and the completion of an offering of at least $125 million in senior subordinated notes. Although the Company s liquidity is presently sufficient to meet its current and -- subject to effecting the the refinancings or other alternatives currently being pursued by the Company, its anticipated needs -- should events negatively impact the Company s forecasts, the Company may need to consider alternative sources of funds, a reduction in capital expenditures, a more significant restructuring of its capital structure or a combination of one or more of the foregoing. The Company stated that while its financing efforts are continuing, there can be no assurance that the Company will be able to effect any such alternatives on a timely basis.

     David E. McDowell, chairman and chief executive officer of Medaphis, said, "While the restatements and non-recurring charges are certainly a serious matter, we must make sure that historical issues are kept in the proper perspective. Although I certainly am not happy about the chain of events that resulted in today's announcements, and quite frankly, this process has been very time consuming, neither these restatements nor charges should change the outlook for the future of this company.

     "Despite the numerous setbacks in recent years suffered by this Company, we continue to make significant progress on our business objectives. It is my belief that the core business is not only sound, but has significant potential," he said.

     For the first nine-months of 1997, Medaphis reported EBITDA before charges of $44.5 million, versus $66.0 million in last year's restated nine-month period. After the charges, the Company reported EBITDA for the nine-month period this year of $25.8 million versus EBITDA for the same period last year of $43.1 million. Revenues decreased during the first nine months of fiscal 1997 to $423.2 million, from $455.1 million for the same period last year as restated.

     The Company reported a net loss of $5.5 million for the first nine months of this year, including $84.9 million in pre-tax charges and a gain of $76.4 million net of tax on the sale of its HRI subsidiary, compared with a restated net loss of $29.7 million for the same period last year. The prior year's nine-month results included $41.2 million in pre-tax charges for that period.

     Medaphis said that revenue for fiscal 1996 has been restated to $596.7 million, from $608.3 million, and the net loss has been restated to $131.9 million from a net loss of $124.6 million. Revenue for fiscal 1995 has been restated to $558.2 million. from $559.9 million and the net loss has been restated to $6.7 million from a net loss of $5.6 million. Revenue for fiscal 1994 has been restated to $390.2 million, from $398.9 million and net income has been restated to $26.7 million from $32.5 million.

     Mr. McDowell stated that since joining the Company, new management has been reviewing every aspect of the Company in an effort to put the past behind it and focus on the future.

     "In February 1997, after assessing various alternatives and refinancing the Company senior debt, new management announced its operating plan refocusing the Company on its core businesses of providing business management services and information products primarily to healthcare providers," he said. "The major components of that plan were (i) exiting non-core businesses; (ii) achieving improved predictability of business results through enhanced management accountability; (iii) reducing costs and increasing efficiencies in the core business; (iv) achieving excellence in client service; and (v) implementing cross-selling initiatives.


     "We have already successfully completed certain phases of this operating plan," Mr. McDowell said. "We look forward to being able to concentrate all of our efforts in the future to effect the turnaround of this company."

     Mr. McDowell added, "We are grateful for the continued confidence in the Company and its future demonstrated by our lenders."

     Medaphis is a leading provider of business management services and information products to healthcare providers, corporations and other organizations. Based in Atlanta, Georgia, Medaphis currently services approximately 20,700 physicians and 2.700 hospitals across the nation and more than 100 systems integration customers in industries including multiunit retailing, energy, telecommunications, financial services, manufacturing and transportation.

     This Press Release contains statements which constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" in this Press Release include the intent, belief or current expectations of the Company and members of its senior management team with respect to the timing of, completion of and scope of the current reassessment of accounting matters, the availability, timing and terms of bank and other forms of financing, and the public or private offering of debt securities. debt and equity market conditions and the Company's future liquidity prospects for the Company's core business, timing and results of any re-audit of the Company's financial statement, as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and the actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Press Release include, but are not limited to, adverse developments with respect to the Company's liquidity position or operations of the Company's various business units, adverse developments in the Company's efforts to renegotiate its funding and adverse developments in the bank financing or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Company's current reassessment of accounting matters or delays in completing any required re-audit of its financial statements. Additional information on matters discussed in this press release, including factors that would cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Form 1O-Q for the quarter ended September 30, 1997 which was filed with the U.S. Securities and Exchange Commission today.

                     MEDAPHIS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (unaudited, in thousands except per share data)


                                                                THREE MONTHS ENDED            NINE MONTHS ENDED
                                                           ----------------------------  ----------------------------
                                                           SEPTEMBER 30,  September 30,  SEPTEMBER 30,  September 30,
                                                               1997           1996           1997           1996
                                                           -------------  -------------  -------------  -------------
         Revenue                                             $124,649       $132,121       $423,162       $455,138
         Salaries and wages                                    95,544        106,473        281,508        293,425
         Other operating expenses                              37,818         39,370        115,841        118,594
         Depreciation                                           7,505          7,201         21,540         19,981
         Amortization                                           4,374          4,809         13,729         15,026
         Interest expense, net                                  7,246          3,284         19,417          8,019
         Litigation settlement                                 52,500             --         52,500             --
         Restructuring and other charges                       13,837         24,350         16,661          4,181
                                                             --------       --------       --------       --------
             Total expenses                                   218,824        185,487        521,196        496,226

         Income (loss) before income taxes and
             extraordinary item                               (94,175)       (53,366)       (98,034)       (41,088)
         Income tax (benefit) expense                         (14,191)       (20,767)       (16,176)       (10,443)
                                                             --------       --------       --------       --------
         Income (loss) before extraordinary item              (79,984)       (32,599)       (81,858)       (30,645)
         Extraordinary income on sale of HRI, net of tax           --             --         76,391             --
                                                             --------       --------       --------       --------
             Net income (loss)                                (79,984)       (32,599)        (5,467)       (30,645)
         Pro forma income tax adjustments                          --            625             --            979
                                                             --------       --------       --------       --------
             Pro forma net income (loss)                     $(79,984)      $(31,974)      $ (5,467)      $(29,666)
                                                             ========       ========       ========       ========
         Pro forma net income (loss) per common share:
             Pro forma net income (loss) before
               extraordinary item                               (1.10)         (0.45)         (1.13)         (0.42)
             Extraordinary income on sale of HRI                   --             --           1.05             --
               Pro forma net income (loss)                   $  (1.10)      $  (0.45)      $  (0.08)      $  (0.42)
                                                             ========       ========       ========       ========
         Weighted average shares outstanding                   72,942         71,665         72,542         71,123
                                                             ========       ========       ========       ========

================================================================================

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (unaudited)

                                                  SEPTEMBER 30,    DECEMBER 31,
                                                      1997            1996
                                                    --------        --------
ASSETS
Current assets                                      $199,682        $255,239
Property and equipment                                80,756          97,850
Deferred income taxes                                 75,599          50,211
Intangible assets                                    374,453         389,033
Other                                                  4,972           1,570
                                                    --------        --------
                                                    $735,462        $793,903
                                                    ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                 $296,291        $198,747
Long-term debt and capital lease obligations           6,595         215,752
Accrued litigation settlement                         52,500              --
Other long-term obligations                           11,737          13,830
Stockholders' equity                                 368,339         368,339
                                                    --------        --------
                                                    $735,462        $793,903
                                                    ========        ========


                                     # # #